Thomas S. Harman

Partner

+1.202.373.6725

thomas.harman@morganlewis.com

September 12, 2016

Nuveen AMT-Free Municipal Value Fund

333 West Wacker Drive

Chicago, IL 60606

Re:	Nuveen AMT-Free Municipal Value Fund (NUW) (File No. 333-211789)

Ladies and Gentlemen:

We hereby consent to all references to our firm in Pre-Effective Amendment No. 2 under the Securities Act of 1933 to the Registration Statement of Nuveen AMT-Free Municipal Value Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW
Washington, DC 20004	+1.202.739.3000
United States	+1.202.739.3001